EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
dated as of August 4, 2006
by and among
OPINION RESEARCH CORPORATION
INFOUSA INC.
and
SPIRIT ACQUISITION, INC.

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 4, 2006, by and among Opinion Research Corporation, a Delaware corporation (the “Company”), infoUSA Inc., a Delaware corporation (“Parent”), and Spirit Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H :
     WHEREAS, Parent desires to acquire the Company, and the Company desires to be acquired by Parent;
     WHEREAS, the respective Boards of Directors of Parent and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”) as soon as practicable after the date hereof upon the terms and subject to the conditions set forth herein; and
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each person listed on Exhibit A-1 hereto is entering into a voting agreement in the form attached hereto as Exhibit A-2.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained and intending to be bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in ARTICLE VI hereof. Following the Merger the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
     Section 1.02 Effective Time. The Merger shall be consummated, as and when provided in Section 1.11 hereof, by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such filing being the “Effective Time”).
     Section 1.03 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Sub. As of the Effective Time, the Company shall be a wholly owned subsidiary of Parent.
     Section 1.04 Certificate of Incorporation and By-Laws. Subject to Section 5.06(a), the Certificate of Incorporation and the By-Laws of Merger Sub shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by law.
     Section 1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall constitute the Board of Directors of the Surviving Corporation until their respective successors are duly elected and qualified.
     Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.
     Section 1.07 Conversion of Securities.
          At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:
     (a) each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) held by the Company as treasury stock or owned by any of its Subsidiaries (as defined in Section 3.02) or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;
     (b) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and
     (c) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.01)) shall, except as provided in Section 1.07(a), be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”), and all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
     Section 1.08 Employee Stock Options. Immediately prior to the Effective Time, each holder of then outstanding options to purchase shares of Company Common Stock granted by the Company (whether or not then presently exercisable) (the “Options”) will be entitled to receive, and shall receive, in settlement of each Option where the amount set forth in clause (i) below is positive, a cash payment from the Company in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share of the Option and (ii) the number of shares of Company Common Stock covered by such Option, and each holder of Options that immediately prior to the Effective Time represented any such right to purchase shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth above, if any. The Company agrees that, prior to the Effective Time, it will take all actions necessary to provide that all Options outstanding as of the Effective Time, whether vested or unvested, shall be cancelled and will timely deliver to the holders of Options any notices or other communications required to be provided by the terms of the applicable Option plan.
     Section 1.09 Warrants. Immediately prior to the Effective Time, each holder of then outstanding warrants to purchase shares of Company Common Stock granted by the Company (whether or not then presently exercisable) (the “Warrants”) will be entitled to receive, and shall receive, in settlement of each Warrant where the amount set forth in clause (i) below is positive, a cash payment from the Company in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share of the Warrant and (ii) the number of shares of Company Common Stock covered by such Warrant, and each holder of Warrants that immediately prior to the Effective Time represented any such right to purchase shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth above.
     Section 1.10 Stockholders’ Meeting. As soon as practicable following the date of this Agreement, in order to consummate the Merger, the Company, acting through its Board of Directors (the “Board”), shall:
     (a) take all action under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), DGCL, the Amended and Restated Certificate of Incorporation and By-Laws to duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders for the purpose of considering and taking action upon this Agreement;

     (b) use its reasonable best efforts to prepare and file a preliminary Proxy Statement (as defined in Section 3.07) with the United States Securities and Exchange Commission (the “SEC”); promptly provide Parent with copies of all correspondence between the Company or its representatives on the one hand and the SEC or its staff on the other hand with respect to the Proxy Statement; after consultation with Parent, respond promptly to any comments made by the SEC with respect thereto; and have the Proxy Statement cleared by the SEC and cause the definitive Proxy Statement and other proxy materials to be mailed to its stockholders, subject in each case to a reasonable opportunity for Parent to review and comment on any document to be filed with or furnished or provided to the SEC; and
     (c) use its reasonable best efforts to obtain the necessary approval of this Agreement by its stockholders. Parent agrees that, at the Special Meeting, it shall cause all of the shares of Company Common Stock then owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent to be voted in favor of approval and adoption of this Agreement.
     Section 1.11 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the stockholders of the Company in favor of the approval of this Agreement has been obtained, the Company shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger as required by the DGCL and the parties shall take such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section 1.11, a closing (the “Closing”) will be held at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, Philadelphia, Pennsylvania (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.
ARTICLE II
DISSENTING SHARES; EXCHANGE OF SHARES
     Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who object to the Merger and comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 1.07(c) of this Agreement but shall instead be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the relevant provisions of such Section 262, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the DGCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided in Section 1.07(c), without interest. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
     Section 2.02 Exchange of Shares.
     (a) Prior to the Effective Time, Parent shall designate a bank or trust company or similar entity reasonably acceptable to the Company that is authorized to exercise corporate trust or stock powers to act as Exchange Agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent will provide the Exchange Agent the funds necessary to make the cash payments contemplated by Section 1.07.
     (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of shares of Company Common Stock at the Effective Time, one or more forms of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate or payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to promptly so pay, cash in an amount equal to the number of (i) shares represented by such Certificate, multiplied by (ii) the amount of the Merger Consideration with respect to such shares. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Any funds remaining with the Exchange Agent one year following the Effective Time shall be returned to Parent after which time former stockholders of the Company, subject to applicable law, shall look only to Parent for payment of amounts due hereunder, without interest thereon.
     (c) All cash paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. On the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this ARTICLE II.
     (d) None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.08)), any Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.
     (f) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Options, Warrants or shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, in respect of such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.
     (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand; provided, however, that if the holder of any such shares shall have effectively withdrawn or lost such right to appraisal, Parent shall immediately thereafter provide the Exchange Agent with the funds necessary to make the cash payments contemplated by Section 1.07(c) in respect of such shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule (the “Disclosure Schedule”) delivered to Parent by the Company prior to the execution of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.01 Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each such corporation has all requisite corporate power and corporate authority to own, operate and lease its respective properties and to carry on its businesses as they are being conducted on the date of this Agreement. Each of the Company and its Subsidiaries is duly qualified and in good standing in each jurisdiction in which the nature of the property owned, leased or operated by it or the nature of the business conducted by it requires such qualification except for such failures to be so qualified or in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.11(b)). The Company has heretofore made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company and the governing documents of each of its Material Subsidiaries (as defined in Regulations S-X) as currently in effect.
     Section 3.02 Capitalization; Subsidiaries.
     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 10,000 shares are designated Series A Junior Participating Preferred Stock, 10 shares are designated as Series B Preferred Stock and 588,229 shares are designated as Series C Preferred stock. As of August 2, 2006, 5,500,206 shares of Company Common Stock, no shares of Series A Junior Participating Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Preferred Stock were issued and outstanding and 48,822 shares of Company Common Stock were held in the Company’s treasury. Except for the obligation of the Company to issue (i) 979,678 shares of Company Common Stock pursuant to Options currently outstanding (including the currently non-exercisable portions thereof), (ii) 437,029 shares of Company Common Stock pursuant to Warrants currently outstanding, (iii) shares of Series A Junior Participating Preferred Stock and shares of Company Common Stock under certain circumstances upon exercise of the rights (“Rights”) issued pursuant to that certain

Rights Agreement, dated September 13, 1996, between the Company and StockTrans, Inc., as amended (the “Rights Agreement”) and (iv) rights pursuant to the employee stock purchase plan, non-tax qualified stock purchase plan and United Kingdom employee stock ownership plan of the Company (each a “Stock Purchase Plan,” and collectively, the “Stock Purchase Plans”), there are no outstanding options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries (as defined in paragraph (d) below).
     (b) All issued and outstanding shares of capital stock of the Company are, and any additional shares issued after the date hereof and prior to the Effective Time will be, validly issued, fully paid and nonassessable and are not, and will not be, subject to, and were not, and will not be, issued in violation of, preemptive rights. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.
     (c) Section 3.02(c)(1) of the Disclosure Schedule contains a complete and correct list of each Warrant, including the holder, exercise price and number of shares of Company Common Stock subject thereto. There are no Rights outstanding that are currently exercisable and the Company is not party to any rights plan other than the Rights Agreement. The Company has reserved an aggregate of 1,600,000 shares of Company Common Stock for issuance under the Stock Purchase Plans. Section 3.02(c)(2) of the Disclosure Schedule sets forth a complete and correct listing of each holder of Options, the number of shares subject to the Option(s) held by such holder, the exercise price for such Option(s).
     (d) Section 3.02(d) of the Disclosure Schedule sets forth the names of all of the Company’s direct and indirect subsidiaries (each a “Subsidiary” and collectively the “Subsidiaries”) and all of the Company’s direct and indirect partnership interests and other interests of any kind in any corporation, partnership, joint venture, association or other entity. Each Subsidiary has the authorized capital, with such par value and number of shares outstanding, as set forth in Section 3.02(d) of the Disclosure Schedule and all of the issued and outstanding shares of capital stock of each Subsidiary are, and after the date hereof and prior to the Effective Time will be, validly issued, fully paid and nonassessable and are not, and will not be, subject to, and were not issued in violation of, preemptive rights and, except as set forth in Section 3.02(d) of the Disclosure Schedule are owned, of record and beneficially, by the Company or another Subsidiary, free and clear of all liens, encumbrances, options or claims whatsoever.
     Section 3.03 Authority Relative to this Agreement.
     (a) The Company has full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, subject only to approval and adoption of this Agreement by the holders of shares of Company Common Stock representing a majority of the votes that may be cast by holders of such shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the holders of shares of Company Common Stock representing a majority of the votes that may be cast by holders of such shares). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
     (b) At a meeting duly called and held, the Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 5.02) to recommend approval and adoption of this Agreement by its stockholders.
     Section 3.04 Absence of Certain Changes. Since December 31, 2005, neither the Company nor any of the Subsidiaries has suffered any change or, other than in the ordinary course of business, changes in the financial condition or business, results of operations or assets that would reasonably be expected to result in a Material Adverse Effect. Except as set forth in the Company Filings (as defined in Section 3.06), since December 31, 2005, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of capital stock of the Company, or any redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company; (b) (i) any increase in the compensation paid, payable or to become payable by Company or any of its Subsidiaries (including the rate and terms thereof) to its directors, officers or employees, except increases that occur in the ordinary course of business in accordance with its customary practices or (ii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business in accordance with the Company’s or its Subsidiaries’ customary practices; (c) any entry into any agreement, commitment or transaction by the Company or any of the

Subsidiaries, that is material to the Company and the Subsidiaries taken as a whole (except agreements, commitments or transactions in the ordinary course of business in accordance with its customary practices); or (d) any material change by the Company or any of the Subsidiaries in accounting methods, principles or practices except as required by United States generally accepted accounting principles applied on a consistent basis (“GAAP”).
     Section 3.05 No Undisclosed Liabilities. Since December 31, 2005, neither the Company nor any of the Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, relating to the business of the Company and the Subsidiaries other than (a) liabilities incurred in the ordinary course of business, (b) liabilities that would not reasonably be expected to have a Material Adverse Effect and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.
     Section 3.06 Reports.
     (a) The Company has filed and will timely file all required forms, reports and documents (including all prospectuses and all registration statements) with the SEC required to be filed by it with respect to all periods commencing on or after January 1, 2004 and through the Effective Time pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, and the rules and regulations promulgated thereunder (the “Company Filings”). None of such forms, reports or documents (including all exhibits and schedules included or incorporated by reference therein, but excluding the financial statements included therein, which are dealt with in the following paragraph), at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing respectively; and, in the case of any Company Filings amended or superseded by a filing prior to the date of this Agreement, on the date of such amending or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) The consolidated balance sheets and the related consolidated statements of operations and cash flow (including the related notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, present fairly in all material respects the consolidated financial position of the Company as of their respective dates, and the results of consolidated operations and consolidated cash flows for the periods presented therein, all in conformity with GAAP, except as otherwise noted therein. Except as expressly provided in this

Agreement, no representation or warranty is made by the Company as to any financial information of the Company or the Subsidiaries, including any financial information made available to Parent in its due diligence investigation of the Company and its Subsidiaries or set forth in the Confidential Information Memorandum regarding the Company provided to Parent. Without limiting the generality of the foregoing, no representation or warranty is made as to the accuracy, fairness or reasonableness of any projections provided to Parent or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.
     (c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.
     (d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004.
     (e) Except as set forth in the Company Filings, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
     (f) Except as set forth in Section 3.06 of the Disclosure Schedule, there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the

Company by the SEC, (ii) to the knowledge of the Company, inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board, or (iii) investigations by the audit committee of the Board regarding any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. The Company will promptly provide to Parent and Merger Sub information as to any such matters that arise after the date hereof.
     Section 3.07 Proxy Statements; Other Information. The Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed, at the time of the Special Meeting and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to information supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”
     Section 3.08 Consents and Approvals; No Violation. Except as set forth in Section 3.08 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Amended and Restated Certificate of Incorporation or By-Laws (or other similar governing documents) of the Company or any of its Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body (“Governmental Entity”), except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) pursuant to the Securities Act and the Exchange Act or the rules and requirements of the NASDAQ Stock Market LLC, (C) the filing of a certificate of merger pursuant to the DGCL, (D) filings under state securities, “Blue-Sky” or takeover laws or in connection with maintaining the good standing and qualification of the Surviving Corporation following the Effective Time or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate when taken together with all such other failures reasonably be likely to have a Material Adverse Effect; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) as to which requisite waivers or consents have been obtained prior to the Effective Time or that in the aggregate would not reasonably be expected to have a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Company, any of the Subsidiaries or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees issued against the Company, or any of the Subsidiaries or naming the Company, or any of the Subsidiaries as a party) that would not in the aggregate reasonably be expected to have a Material Adverse Effect.
     Section 3.09 Litigation, etc.
     Except as set forth in the Company Filings, as of the date of this Agreement, there is no claim, action or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of the Subsidiaries or their respective properties or businesses before any court or governmental or regulatory authority or body acting in an adjudicative capacity, and there is no investigation or audit pending or, to the knowledge of the Company, threatened against the Company, by any Governmental Entity, that would be reasonably likely to have a Material Adverse Effect. Neither the Company, any of the Subsidiaries nor any of their respective properties or businesses is subject to any outstanding order, writ, judgment, stipulation, award, injunction or decree of any court issued against the Company or any of the Subsidiaries or naming the Company or any of the Subsidiaries as a party that would be reasonably expected to have a Material Adverse Effect.
     Section 3.10 Title to Properties; Encumbrances. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company and each of the Subsidiaries has good title to all properties, interests in properties and assets (real and personal) reflected in the consolidated balance sheet of the Company for the fiscal year ended December 31, 2005, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except liens for current taxes not yet due and payable and except for such mortgages, liens, pledges, charges or encumbrances that would not in the aggregate reasonably be expected to have a Material Adverse Effect.
     Section 3.11 Real Property.
     (a) The Company and its Subsidiaries do not own any real property.
     (b) Each tenant lease and other agreement (each a “Lease” and collectively the “Leases”) for the use and occupancy by the Company or any Subsidiary of leased real property is in full force and effect. Neither the Company or any Subsidiary is in, or to the knowledge of the Company, is alleged to be in, material breach or default under any material Lease and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in a breach or default that would be reasonably expected to have a Material Adverse Effect. The Company has made available to Parent true copies of any and all Leases, as amended to date.
     Section 3.12 Benefit Plans.
     (a) With respect to each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization or insurance (all of the foregoing being herein called the “Company Benefit Plans”), maintained or contributed to by the Company or any of its Subsidiaries, the Company has made available, to the extent applicable, to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Company Benefit Plan, and (iii) each trust agreement and group annuity contract, if any, relating to such Company Benefit Plan.
     (b) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to liability that would reasonably be likely to have a Material Adverse Effect (except liability for benefit claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.
     (c) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.
     (d) Except as disclosed in the Company Filings or as provided for in this Agreement, as of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days’ or less notice involving the payment of more than $250,000 per annum, (ii) agreement with any executive officer or other key employee of the Company or any of the Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or agreement with respect to any executive officer of the Company or any Subsidiary providing any term of employment or compensation guarantee extending for a period longer than three years and for the payment of in excess of $500,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
     Section 3.13 Compliance With Agreements; Law. Neither the Company nor any of the Subsidiaries is in default or violation of (i) any term, provision or condition of (A) its Amended and Restated Certificate of Incorporation or By-Laws (or similar governing documents) or (B) any note, license, agreement or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or any of their respective assets may be bound, or (ii) any judgment, order, writ, injunction, decree, stipulation, award, law, ordinance, rule or regulation of any governmental or regulatory authority or body (including any law, ordinance, rule or regulation relating to the protection of the environment), except for possible violations in the case of clauses (i)(B) and (ii) that in the aggregate would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no other party to any such agreement is, or, based on existing facts and circumstances, with the passage of time will be, in default or violation of any such agreement except for possible violations of such agreements that would not reasonably be expected to have a Material Adverse Effect. All licenses, permits and other governmental authorizations held by the Company or any of the Subsidiaries are valid and sufficient for all businesses conducted by the Company and the Subsidiaries except where the failure to hold such licenses, permits and other governmental authorizations would not in the aggregate be reasonably expected to have a Material Adverse Effect.
     Section 3.14 Intellectual Property.
     (a) The Company or one of the Subsidiaries owns, or is licensed or otherwise entitled to use, all patents, trademarks, trade names, service marks, copyrights, applications for any of the foregoing, together with all other technology, know-how, software, domain names, databases, trade secrets and proprietary information in the countries to which such apply, that are materially necessary to the business of the Company and the Subsidiaries as currently conducted, excluding generally available or “off the shelf” third party software or related intellectual property (the “Intellectual Property”).
     (b) To the knowledge of the Company, no claims have been asserted or threatened by any person (i) to the effect that the sale or use of any product or process as now used or offered by the Company or any Subsidiary infringes on any intellectual property rights of others, (ii) against the use by the Company or any Subsidiary of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of the Company and the Subsidiaries as currently conducted or presently contemplated or (iii) challenging or questioning the validity or effectiveness of any of the Intellectual Property owned by the Company or any of its Subsidiaries (the “Owned Intellectual Property”). To the knowledge of the Company, no Person has infringed or misappropriated any Owned Intellectual Property right, except in each case for possible claims that in the aggregate would not be reasonably likely to have a Material Adverse Effect.
     (c) Section 3.14 of the Disclosure Schedule contains a true and complete list of all registrations or applications for registration for trademarks, service marks, patents and copyrights included in the Owned Intellectual Property.
     Section 3.15 Certain Agreements. Except as set forth in Section 3.15 of the Disclosure Schedule or in the Company Filings filed prior to the date of this Agreement or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) agreement that would restrict the Company’s or any of its Subsidiaries’ ability to compete in any business in any location, (vi) agreement concerning a partnership or joint venture, (vii) loan agreement, promissory note, security agreement, deed of trust and other agreement relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (viii) agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (ix) other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company if the Company were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement). Each such agreement to which the Company or a Subsidiary is a party is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms thereof, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.
     Section 3.16 Taxes.

     (a) Each of Company and its Subsidiaries has duly and timely filed (giving effect to validly obtained extensions of time within which to make such filings) all Tax Returns required to be filed by the Company or a Subsidiary on or prior to the date of this Agreement and with respect to such Tax Return has paid all Taxes shown thereon as due and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by a Governmental Entity, other than Taxes that are not yet delinquent or are being contested in good faith, or have not been finally determined and have been adequately reserved against. Within the past five (5) years, the federal income Tax Returns of the Company and its Subsidiaries have not been examined by the Internal Revenue Service. There are no material disputes pending, or claims asserted, for Taxes with respect to the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Within the past five years, the Company has not distributed the stock of another corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of U.S. Treasury Regulation section 1.6011-4(b)(1). No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
     (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added or additional or other taxes, charges, levies or assessments of any kind whatsoever, including all penalties, additions to tax, additional amounts and interest thereon imposed by any domestic or foreign Governmental Entity and (ii) any liability for Taxes described in clause (i) above under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of domestic or foreign law). As used in this Agreement, the term “Tax Return” means a report, return, claim for refund or other information required to be supplied to a Governmental Entity with respect to Taxes including any schedule or attachment thereto or amendment thereof.
     Section 3.17 Takeover Statutes; Rights. The Board of the Company has taken the necessary action to render Section 203 of the DGCL, and any other potentially applicable anti-takeover or similar statute or regulation, inapplicable to this Agreement and the transactions contemplated hereby. In addition, the Board of the Company has amended the Rights Agreement such that Purchaser shall not be deemed to be an “Acquiring Person” (as such term is defined in the Rights Agreement) as a consequence of entering into this Agreement or consummating the Merger.
     Section 3.18 Brokers. Except as set forth in Section 3.19, no broker, investment banker, financial advisor or other person, other than WWC Capital Group, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     Section 3.19 Opinion of Financial Advisor. The Company has received the written opinion of Janney Montgomery Scott LLC, in customary form, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company’s stockholders is fair to the Company’s stockholders from a financial point of view.
     Section 3.20 Insurance Coverage. The Company has made available to Parent a list of, and true and complete copies of, all material insurance policies relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. Such policies are in full force and effect and the Company has not received a notice of cancellation with respect to such policies.
     Section 3.21 Interested Party Transactions. Except as disclosed in the Company Filings, (i) neither the Company nor any of its Subsidiaries is a party to any material transaction or agreement with any affiliate, five percent (5%) or more stockholder, director or executive officer of the Company and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would, in the case of clause (i), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     Section 3.22 Environmental Matters.
     (a) No written notice, notification, demand, request for information, citations, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of the Company or any Subsidiary, threatened by any Governmental Entity or other person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law.
     (b) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released in violation of Environmental Laws at any property currently leased or operated by the Company or any

Subsidiary, which circumstance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary has possession in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary that has not been delivered to Parent at least five (5) days prior to the date hereof.
     (d) Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Company nor any Subsidiary leases or operates any real property in New Jersey or Connecticut. With respect to any properties identified in Section 3.22 of the Disclosure Schedule, the transactions contemplated by this Agreement will not trigger any filing or other action under the Connecticut Hazardous Waste Establishment Transfer Act or the New Jersey Industrial Site Recovery Act
     (e) For purposes of this Section 3.22, the following terms shall have the meanings set forth below:
     (i) “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, or any agreement with any governmental authority, relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances;
     (ii) “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, which in any event is regulated under Environmental Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.01 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.
     Section 4.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Parent and Merger Sub, and Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions contemplated by this Agreement (including the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 4.03 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by each of Parent and Merger Sub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision or the respective Certificates of Incorporation or By-Laws (or other similar governing documents) of Parent or any of its subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (x) those set forth in clauses (A) through (E) of Section 3.08 hereof or (y) where failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate when taken together with all such other failures reasonably be likely to have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole or adversely affect or impair the ability of Parent or Merger Sub to perform their respective obligations hereunder; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Parent or any of its subsidiaries is a party, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) that in the aggregate would not have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole or adversely affect or impair the ability of Parent or Merger Sub to perform their respective obligations hereunder; or (iv)

violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) that would not have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole or adversely affect or impair the ability of Parent or Merger Sub to perform their respective obligations hereunder.
     Section 4.04 Proxy Statement. None of the information supplied by Parent and its affiliates specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, or, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.05 Brokers. No broker, investment banker, financial advisor or other person, other than DeSilva & Phillips LLC and McColl Partners, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
     Section 4.06 Financing. Parent has the funds, either from its available cash and cash equivalents or from borrowings under its existing credit facilities, necessary to consummate the Merger and the transactions contemplated hereby.
ARTICLE V
COVENANTS
     Section 5.01 Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will conduct their operations according to their ordinary and usual course of business, substantially consistent with past practice and will use commercially reasonable best efforts to maintain and preserve their business organizations and their material rights and to retain the services of their officers and key employees and maintain their current relationships with customers, suppliers, lessors, lessees, licensors and licensees, to the end that their goodwill and ongoing business shall not be impaired in any material respect. In addition, without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries will, prior to the Effective Time, without the prior written consent of Parent:

     (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than such issuance of shares of Company Common Stock pursuant to the exercise of Options or Warrants, or, under certain circumstances, the Rights, or, under certain circumstances, Series A Junior Participating Preferred Shares pursuant to the exercise of the Rights, in each case outstanding on the date hereof, or (B) any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company outstanding on the date hereof;
     (b) make, declare or pay any dividend or distribution on, or, directly or indirectly, purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of capital stock of the Company;
     (c) adjust, split, combine or reclassify capital stock of the Company;
     (d) enter into any agreement, understanding or arrangement with respect to the sale, voting, or registration of capital stock of the Company;
     (e) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber, assign its right to occupy, or otherwise dispose of any property or assets of the Company or its Subsidiaries, other than sales, transfers, leases, pledges, mortgages, encumbrances or other dispositions (i) in the ordinary course of business or (ii) that, individually or in the aggregate, are immaterial;
     (f) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any entity or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the purchase of inventory and other assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form));
     (g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity (except for endorsement for deposit or collection of checks and negotiable instruments in the ordinary course of business), other than pursuant to agreements currently in place;
     (h) create any subsidiaries;
     (i) (i) enter into, adopt or amend any employment, consulting, deferred compensation, severance, change of control, retirement or other similar agreement, or any incentive plan, severance plan, bonus plan, stock, stock option or similar plan, or any other employee benefit plan, program or policy for the benefit of any current or former employee, officer, director or consultant of the Company or any of its subsidiaries, (ii) terminate any employment agreement that provides for severance payments to the employee of eleven (11) months or more, (iii) except in the ordinary course of business, consistent with past practice, increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries (including any such increase pursuant to any employee benefit plan) or pay any amounts under such arrangements (including severance arrangements) not otherwise due, (iv) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, or (v) provide any funding for any rabbi trust or similar arrangement except as required by existing deferred compensation plans;
     (j) change any material method or principle of Tax or financial accounting, except to the extent required by applicable laws or United States generally accepted accounting principles, as advised by the Company’s regular independent accountants;
     (k) except in the ordinary course of business consistent with past practice, settle any pending litigation, whether now pending or made or brought after the date of this Agreement; provided, however, that, with respect to this subsection, Parent’s consent shall not be unreasonably withheld;
     (l) make, revoke or amend any material Tax election, enter into any closing agreement, surrender any claim for a refund of Taxes, settle or compromise any claim or assessment with respect to a material amount of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or, without consulting prior thereto with Parent, file or amend any material Tax Returns; provided, however, that such consent by Parent shall not be unreasonably withheld or delayed; and, provided, further, that the Company shall have right to take any of the actions set forth in this subsection if required by applicable law;
     (m) propose or adopt any amendments to its Amended and Restated Certificate of Incorporation or By-Laws or similar governing documents; or
     (n) agree in writing or otherwise to take any of the foregoing actions or any action that would result in a breach of this Agreement by the Company or prevent or impair the consummation of the Merger.
     Section 5.02 No Solicitation, etc.
     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not (and it will use its reasonable best efforts to not permit any of its officers, directors, employees, investment bankers, counsel, auditors, consultants and other agents, affiliates or advisors to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to the possible acquisition of the Company (whether by way of merger, consolidation, acquisition of stock or assets or otherwise), or the possible acquisition of more than 15% of the voting power of all outstanding shares of capital stock of the Company, or any material portion of the assets of the Company (an “Alternative Acquisition”), (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Alternative Acquisition by any person, other than Parent, (iii) enter into an agreement with any person, other than Parent, providing for a possible Alternative Acquisition, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (v) make or authorize any recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by Parent. Notwithstanding the foregoing, prior to the approval of this Agreement by the holders of shares of Company Common Stock at the Special Meeting (the “Stockholder Approval Date”), the Company may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by a majority of the directors of the Company after consultation with outside counsel, in response to a bona fide written proposal for an Alternative Acquisition (“Alternative Acquisition Proposal”) that was made by a person whom the Board determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a Superior Proposal (as defined in Section 5.02(e)), that was not solicited by the Company and that did not otherwise result from a breach of this Section 5.02(a), (x) furnish information with respect to the Company to the person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms relating to confidentiality no less favorable than the agreement identified in Section 5.03(b) (a copy of which shall be provided for informational purposes only to Parent) and (y) participate in discussions and negotiations with such person or group and its representatives to the extent required regarding such Alternative Acquisition Proposal.
     (b) Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement or the Merger and (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Acquisition Proposal or approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal. Notwithstanding the foregoing, if, prior to the Stockholder Approval Date, the Board receives a Superior Proposal and a majority of the directors of the Company determine in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Board may withdraw its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Proposal; provided, however, that the Company shall send Parent written notice of the Board’s intent to withdraw its approval or recommendation of this Agreement and the Merger or to approve or recommend a Superior Proposal at least 24 hours prior to effecting such a change in recommendation.
     (c) The Company promptly (and in any event within twenty-four (24) hours) shall advise Parent orally, and shall thereafter advise Parent in writing, of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry, and will provide Parent with such information as is reasonably necessary to keep Parent reasonably informed with respect to any current developments regarding any such Alternative Acquisition Proposal.
     (d) Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure so to disclose could reasonably be expected to be inconsistent with its obligations under applicable law.
     (e) For purposes of this Agreement, “Superior Proposal” means any unsolicited bona fide proposal made by a third party to acquire all or substantially all the equity securities of the Company or all or substantially all of the assets of the Company, or other transaction involving a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a joint venture, in each such case involving a substantial portion of the assets or equity securities of the Company, (i) on terms that a majority of the directors of the Company determines in its good faith judgment after consultation with an independent financial adviser to represent superior value for the holders of shares of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.
     Section 5.03 Access to Information.
     (a) Subject to any confidentiality requirements of any agreement to which the Company or any of its Subsidiaries is a party, any regulatory obligations to maintain the confidentiality of information or any confidentiality privileges applicable to communications between the Company and its attorneys or accountants, between the date of this Agreement and the Effective Time, upon reasonable prior notice to the Company, the Company will give Parent and its counsel, accountants, investment bankers and each of their authorized representatives reasonable access during normal business hours to the plants, offices, warehouses and other facilities and to the books and records of the

Company, will permit Parent to make such reasonable inspections during normal business hours as it may reasonably request and will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent or its counsel, accountants and investment bankers may from time to time reasonably request; provided, however, that all such access and inspections shall be coordinated by Parent with a designee of the Company and shall be conducted in such manner so as not to unduly interfere with the normal business operations of the Company or any of its Subsidiaries.
     (b) All information received by Parent and its representatives pursuant to this Section 5.03 will be subject to the Confidentiality Agreement dated May 12, 2006 between Parent and the Company.
     Section 5.04 Reasonable Best Efforts.
     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to promptly effect all necessary filings under the HSR Act and use its reasonable best efforts to secure all government clearances (including by taking all reasonable steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority). Each of the parties hereto further agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In particular, Parent and the Company will use their respective reasonable best efforts to obtain and maintain all other consents, authorizations, orders and approvals required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the Merger or the other transactions contemplated by this Agreement, other than consents, authorizations, orders, approvals and waivers the failure to obtain which would not (A) be material to the consummation of the Merger or the other transactions contemplated by this Agreement or (B) have a Material Adverse Effect. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.
     Section 5.05 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors and analysts) with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchanges, the NASDAQ Stock Market LLC or the National Association of Securities Dealers, Inc.

     Section 5.06 Indemnification; Insurance.
     (a) Notwithstanding anything to the contrary in Section 1.04, Parent and Merger Sub agree that all rights to indemnification existing in favor, and all limitations on the personal liability of, each present and former director, officer, employee or agent of the Company or any of its Subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its Subsidiaries, and each person who is or was then serving in any such capacity (or any person who is or was then serving any other corporation or entity in any such capacity at the request of the Company) (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) provided for in the Company’s Amended and Restated Certificate of Incorporation or By-Laws or similar organizational documents of any Subsidiary as in effect on the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim for indemnification for losses, damages or liabilities of any kind or nature incurred that is asserted or made within such period shall continue until the final disposition of such claim.
     (b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect, with a nationally recognized carrier, directors’ and officers’ liability insurance covering each Indemnified Party who is currently covered by the Company’s directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time, which insurance shall be no less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amounts, or, if such insurance coverage is not available, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the Effective Time, but in such case shall purchase as much coverage as possible for such amount. Alternatively, the Company may, elect that the Surviving Corporation satisfy Parent’s obligation under this Section 5.06(b) by purchasing a “tail” policy under the Company’s current directors’ and officers’ insurance policy, with an effective term of six (6) years, covering those persons who are currently covered by the Company’s directors’ and officers’ insurance policy
     (c) This Section 5.06 shall survive the Closing, is intended to benefit the Company and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 5.06 against Parent or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
     (d) In the event the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.06.
     Section 5.07 Employment Contracts, Benefits, etc.
     (a) Parent agrees that following the Effective Time it will cause the Company or the Surviving Corporation, as the case may be, to comply with the applicable terms and provisions of the employment, retirement, termination, severance and similar agreements and arrangements with officers or other employees of the Company and its Subsidiaries that are in effect at the Effective Time. The Company will not enter into any such agreement after the date hereof without Parent’s prior written consent.
     (b) Parent agrees that for at least the first twelve (12) months following the Effective Time, it will, or will cause the Surviving Corporation and its subsidiaries to, continue to maintain the employee benefit plans for employees and former employees of the Company and its Subsidiaries that are in effect immediately prior to the Effective Time, or other plans that, in the aggregate, provide benefits to such employees that are not less favorable in the aggregate than the benefits currently in effect with respect to such employees, it being understood that the foregoing shall not require Parent or the Surviving Corporation to maintain any particular employee benefit plan, and that the Company’s stock option and stock purchase plans shall be terminated immediately prior to the Effective Time.
     Section 5.08 Purchase of Shares. From the date of this Agreement until the Effective Time or the termination of this Agreement, neither Parent nor Merger Sub nor any subsidiary or affiliate of Parent shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of Company Common Stock without the prior written consent of the Company.
     Section 5.09 HSR Filing. Each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
     Section 5.10 Notification of Certain Matters.

     (a) The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement, or (iv) any Material Adverse Effect.
     (b) The Company shall confer on a regular and frequent basis with Parent with respect to the Company’s business and operations and other matters relevant to the Merger, and Parent and the Company shall promptly advise the other, orally and in writing, of any change or event, including any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or that, insofar as can be reasonably foreseen, would be reasonably likely to have, a Material Adverse Effect.
     Section 5.11 Employee Stock Purchase Plan. The Company has taken or will take prior to the Effective Time all actions required to effectively halt purchases under the Company’s Employee Stock Purchase Plan such that no issuances of shares of Company Common Stock shall be made following the date of this Agreement and to terminate the Company’s Employee Stock Purchase Plan effective as of the Effective Time.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:
     (a) This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company at the Special Meeting by the requisite vote in accordance with applicable law;
     (b) Any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated and any other approvals of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated;

     (c) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits the consummation of the Merger or, with respect to Parent, would limit ownership or operation of any material portion of the business or assets of the Company by Parent or the Surviving Corporation;
     (d) There shall be no order or injunction of a United States Federal or state court of competent jurisdiction in effect precluding consummation of the Merger; and
     (e) No written notice shall have been received (and not effectively rescinded) from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the Merger.
     Section 6.02 Condition to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:
     (a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
     (b) The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and
     (c) The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the effect set forth in paragraphs (a) and (b) of this Section 6.02.
     Section 6.03 Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:
     (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
     (b) The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the

Effective Time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and
     (c) Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the effect set forth in paragraphs (a) and (b) of this Section 6.03.
ARTICLE VII
TERMINATION; AMENDMENTS; WAIVER
     Section 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:
     (a) by mutual consent of Parent and the Company;
     (b) by either Parent or the Company (i) if the Merger has not been consummated as of January 15, 2007 (the “Final Date”); provided, however, that at the Final Date the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Final Date; or (ii) if the approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;
     (c) by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
     (d) by Parent or the Company if the Board (i) fails to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company or withdraws or amends or modifies in a manner adverse to Parent and Merger Sub its recommendation or approval in respect of this Agreement or the Merger or (ii) makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition;
     (e) by Parent if there shall have been a breach of the covenants or obligations contained in Section 5.02(a);
     (f) by either Parent or the Company if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this

Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.02(a) or Section 6.02(b) (in the case of a breach by Parent) or Section 6.03(a) or Section 6.03(b) (in the case of a breach by the Company), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof shall have been received by the other party alleged to be in breach, or (ii) the Final Date.
     The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f), of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision hereof pursuant to which such termination is effected.
     Section 7.02 Effect of Termination.
     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement shall forthwith become void, without liability on the part of any party hereto except as provided in this Section 7.02 and Section 5.03(b) and Section 8.09, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.
     (b) In the event that this Agreement is terminated:
     (i) by Parent or the Company pursuant to Section 7.01(d)(i) if concurrently or within 12 months of the date of termination the Company enters into a written letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to an Alternative Acquisition, the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, a termination fee of Four Million Dollars ($4,000,000) (the “Termination Fee”);
     (ii) (A) by Parent or the Company pursuant to Section 7.01(b) or (B) by Parent pursuant to Section 7.01(f) as a consequence of a failure to satisfy the conditions set forth in Section 6.03(a) and in either such case (i.e., clause (A) or clause (B)) an Alternative Acquisition Proposal has been made prior to the date of termination and such Alternative Acquisition Proposal has not been withdrawn, then if concurrently or within 12 months of the date of termination the Company enters into a written letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such Alternative Acquisition Proposal the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, an amount equal to the Termination Fee;

     (iii) by Parent or the Company pursuant to Section 7.01(d)(ii) or by Parent pursuant to Section 7.01(e), then the Company shall pay to Parent, by wire transfer of same day funds, within two (2) business days of the date of such termination an amount equal to the Termination Fee;
     (iv) by Parent or the Company pursuant to Section 7.01(d)(i) or by Parent pursuant to Section 7.01(f) (in the case of breach by the Company) and in either such case an Alternative Acquisition Proposal has not been made prior to the date of termination or has been made and withdrawn prior to the date of termination, then the Company shall pay to Parent, by wire transfer of same day-funds, within two (2) business days of the date of such termination, an amount up to One Million Dollars ($1,000,000) to reimburse Parent for all reasonable documented out-of-pocket expenses and fees incurred by Parent in connection with this Agreement and the transactions contemplated hereby; or
     (v) by the Company pursuant to Section 7.01(f) (in the case of a breach by Parent), Parent shall pay to the Company, by wire transfer of same day funds, within two (2) business days of the date of such termination, an amount up to Five Hundred Thousand Dollars ($500,000) to reimburse the Company for all reasonable documented out-of-pocket expenses and fees incurred by the Company in connection with this Agreement and the transactions contemplated hereby.
     Section 7.03 Amendment. This Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Merger Sub at any time before or after adoption of this Agreement by the stockholders of the Company and prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware but, after any such approval, no amendment shall be made that decreases the Merger Consideration or otherwise adversely affects such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.
     Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Merger Sub, may (i) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the provisions of Section 7.03, waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto, that by its terms contemplates performance after the Effective Time.
     Section 8.02 No Additional Representations. Each of Parent and Merger Sub acknowledges and agrees that the Company has made no representation or warranty, express or implied, as to the Company or any Subsidiary or as to the accuracy or completeness of any information regarding the Company or any Subsidiary furnished or made available to Parent and Merger Sub and their respective representatives, except as expressly set forth in this Agreement, the Exhibits and Schedules hereto and, except to the extent included, referenced or described in this Agreement, the Exhibits and Schedules hereto, the Company shall not have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub, or Parent’s or Merger Sub’s use of or reliance on, any such information or any information, documents or material made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
     Section 8.03 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral (other than the agreement referred to in Section 5.03(b) hereof), among the parties or any of them with respect to the subject matter hereof, (b) shall be binding upon the parties hereto and their successors and permitted assigns and (c) shall not be assigned by operation of law or otherwise, provided that Parent or Merger Sub may assign its respective rights and obligations to any wholly owned, direct or indirect, subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.
     Section 8.04 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 8.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by next-day courier, or by facsimile transmission with confirmation of receipt to the respective parties as follows:
If to Parent or Merger Sub:
infoUSA Inc.
5711 S. 86th Cir.
P.O. Box 27347
Omaha, NE 68127-0347
Attention: Vinod Gupta
Facsimile No. (402) 339-0265
with a copy to:
infoUSA Inc.
5711 S. 86th Cir.
P.O. Box 27347
Omaha, NE 68127-0347
Attention: Fred Vakili
Facsimile No. (402) 339-0265
and
Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN 55402-2015
Attention: John R. Houston, Esq.
Facsimile No. (612) 339-4181
If to the Company:
Opinion Research Corporation
600 College Road East, Suite 4100
Princeton, NJ 08540-6636
Attention: Chairman of the Board
Facsimile No.: (609) 419-1892

with a copy to:
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street
Philadelphia, Pennsylvania 19103
Attention: David Gitlin, Esq.
Facsimile No.: (215) 405-3884
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or sent by facsimile transmission, or one day after delivery to a courier for next-day delivery. Nothing in this Section 8.05 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.
     Section 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.
     Section 8.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     Section 8.09 Expenses. Subject to Section 7.02(b), all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that the Parent shall bear all costs and expenses of any experts or consultants that may be engaged jointly by the parties in connection with any regulatory matters relating to the consummation of the transactions contemplated by this Agreement.
     Section 8.10 Third Party Beneficiaries. Except for Section 5.06 and Section 5.07, which are intended to confer third party beneficiary rights on the persons referred to therein, this Agreement is not intended to, and does not, create any rights or benefits of any person other than the parties hereto.

     Section 8.11 Certain Definitions.
     (a) “subsidiary” shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.
     (b) “Material Adverse Effect” shall mean any adverse change in the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole, or which will have a material adverse effect on the Company’s ability to perform its obligations under this Agreement or prevent or prohibit the Company from consummating the Merger, excluding any changes relating to (i) public or industry knowledge relating to the transactions contemplated by this Agreement (including, without limitation, actions or inactions of employees, customers or vendors) or (ii) changes in general economic or regulatory conditions affecting at any time the Company or any of its Subsidiaries or economic conditions in the industry or industries in which the Company and its Subsidiaries operate, which changes do not affect the Company and its Subsidiaries, taken as a whole, disproportionately. Notwithstanding the foregoing, the Company may, at its option, include in the Disclosure Schedule items that would not have a Material Adverse Effect within the meaning of the previous sentence, and such inclusion shall not be deemed to be an acknowledgment by the Company that such items would have a Material Adverse Effect or further define the meaning of such term for purposes of this Agreement.
     (c) “person” shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups.
     (d) “knowledge of the Company” shall be deemed to include only the actual knowledge, after reasonable inquiry, of the directors and those executive officers of the Company listed on Exhibit B.
     Section 8.12 Consent to Jurisdiction. Each of Parent, Merger Sub and the Company irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of Delaware, and (b) the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Parent and Merger Sub irrevocably designate, appoint and empower Parent’s counsel and the Company hereby irrevocably designates, appoints and empowers Wolf, Block, Schorr and Solis-Cohen LLP, in each case as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in Delaware with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

     Section 8.13 Construction; Interpretation.
     (a) The parties hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
     (b) When a reference is made in this Agreement to a Section, Subsection, Schedule or Exhibit, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The phrase “the date hereof” means the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require and words importing one gender shall include the other two.
     Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

infoUSA Inc.

By:	/s/ Fred Vakili
	Name:	Fred Vakili
	Title:	Executive Vice President of Administration and Chief Administrative Officer

ATTEST:

By:	/s/ Scott Roberts
Name:	Scott Roberts
Title:

Spirit Acquisition, Inc.

By:	/s/ Fred Vakili
	Name:	Fred Vakili
	Title:	Executive Vice President of Administration and Chief Administrative Officer

ATTEST:

By:	/s/ Scott Roberts
Name:	Scott Roberts
Title:

Opinion Research Corporation

By:	/s/ John F. Short
	Name:	John F. Short
	Title:	Chairman and CEO

ATTEST:

By:	/s/ Douglas L. Cox
Name:	Douglas L. Cox
Title: